FORM 4

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See

    Instructions 1(b).

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed  pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or

             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

    Schwartz          Sanford             L.

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   (Last)            (First)            (Middle)

    9040 Roswell Road, Suite 470

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                     (Street)
    Atlanta,            GA              30350

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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

    HEALTHWATCH, INC. (HEAL)

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3. IRS or Social Security Number of Reporting Person (Voluntary)

   ----
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4. Statement for Month/Year

   10/1999

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] 10% Owner
   [X] Director
   [ ] Officer (give title below)
   [ ] Other (specify below)

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7. Individual or Joint/Group  Filing (check  Applicable  Line) [X] Form filed by
   One Reporting Person [ ] Form filed by More than One Reporting Person


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                                                                                                                               |
                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                            |
                                                                                                                               |
-------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security |2. Trans-  |3.  Transac- | 4. Securities Acquired (A)     | 5. Amount of  | 6. Owner-   | 7. Nature of  |
                      |   action  |   tion Code |    or Disposed of (D)          |    Securities |  ship Form: |    Indirect   |
   (Instr. 3)         |   Date    |             |                                |  Beneficially |  Direct (D) |    Beneficial |
                      |           | (Instr. 8)  |    (Instr. 3, 4 and 5)         |  Owned at End |  or Indirect|    Ownership  |
                      |  (Month/  |             |                                |  of Month     |  (I)        |               |
                      | Day/Year) |-------------|--------------------------------|               |             |               |
                      |           |      |      |   Amount  | (A) or |  Price    |  (Instr. 3    |  (Instr. 4) |  (Instr. 4)   |
                      |           | Code |  V   |           |   (D)  |           |   and 4)      |             |               |
----------------------|-----------|------|------|-----------|--------|-----------|---------------|-----------------------------|
                      |           |      |      |           |        |           |               |             |               |
 Common Stock         | 09/30/1999|J <F1>|      |89,468     |   A    | 9/16      |  89,468       | I           | By CBSI       |
-------------------------------------------------------------------------------------------------------------------------------|
 Common Stock         | No Change |      |      |           |   --   |           |     142       | D           |   --          |
-------------------------------------------------------------------------------------------------------------------------------|
 Common Stock         | No Change |      |      |           |   --   |           |   1,428.4     | I           | By CBSI       |
-------------------------------------------------------------------------------------------------------------------------------|
                      |           |      |      |           |        |           |               |             |               |
-------------------------------------------------------------------------------------------------------------------------------|
                      |           |      |      |           |        |           |               |             |               |
-------------------------------------------------------------------------------------------------------------------------------|
                      |           |      |      |           |        |           |               |             |               |
-------------------------------------------------------------------------------------------------------------------------------|
                      |           |      |      |           |        |           |               |             |               |
-------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                 SEC 1474 (3-99)


                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
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1. Title of| 2. Con- | 3.      | 4.     | 5. Number of| 6. Date Exer-  | 7. Title and     | 8. Price| 9. Num- | 10. Owner- | 11.   |
 Derivative| version | Trans-  | Trans- | Derivative  | cisable and    | Amount of Under- |    of   | ber of  | ship Form  | Nature|
 Security  | or Exer-| action  | action | Securities  | Expiration     | lying Securities |  Deriv- | Deriva- | of Deriva- | of In-|
           | cise    | Date    | Code   | Acquired (A)| Date (Month/   |                  |  ative  | tive    | tive Secur-| Direct|
 (Instr. 3)| Price of| (Month/ |        | or Disposed |  Day/Year)     | (Instr. 3 and 4) |  Secur- | Securi- | ity Direct | Bene- |
           | Deriva- | Day/    | (Instr.| of (D)      |                |                  |  ity    | ties    | (D) or In- | ficial|
           | tive    | Year)   |  8)    |             |-----------------------------------|         | Benefic-| direct (I) | Owner-|
           | Security|         |        | (Instr. 3,  |        |       |       |          | (Instr. | ially   |            | ship  |
           |         |         |        |  4 and 5)   |        |       |       |          |  5)     | Owned at| (Instr. 4) |       |
           |         |         |--------|-------------| Date-  | Expir-|       | Amount or|         | End of  |            |(Instr.|
           |         |         |    |   |      |      | Exer-  | ation | Title | Number of|         | Month   |            | 4)    |
           |         |         |Code| V | (A)  | (D)  | cisable| Date  |       | Shares   |         | (Instr. |            |       |
           |         |         |    |   |      |      |        |       |       |          |         |  4)     |            |       |
-----------|---------|---------|----|---|------|------|----------------|-------|----------|---------|---------|--------------------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
Options    |$0.66    |         |    |   |      |      | Immed. | 08/08 | Common|  35,000  | N/A     | 60,000  |  D         |       |
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Options    |$0.66    |         |    |   |      |      | Immed. | 08/07 | Common|  25,000  | N/A     | 60,000  |  D         |       |
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           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
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           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
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           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
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           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
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Explanation of Responses:

<F1> Shares were issued in lieu of consulting fees owed.  CBSI, LLC is wholly-owned by Sanford Schwartz.

---------------------------


                     /s/ Sanford L. Schwartz                     10/31/99
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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